UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2006

Gateway, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22784	42-1249184
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7565 Irvine Center Drive, Irvine, CA 92618

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: 949-471-7000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On March 1, 2006 Gateway, Inc. issued a press release announcing an agreement with the Hewlett-Packard Company (“HP”) to cross-license each other’s patent portfolio for a period of seven years. Pursuant to a binding term sheet, each company also reached a global settlement and mutual release of all claims in litigation against the other company. Under the binding term sheet, Gateway will pay HP $47 million, $25 million to be paid within seven business days following execution of a definitive Settlement and Cross License Agreement, and $22 million a year after that date. Gateway has attributed $16.7 million of the $47 million to resolving, without admission of fault, allegations of past infringement in connection with PCs made from 1999 to the present. The remaining $30.3 million will be attributed to the seven year cross license.

As a result, Gateway will revise its results for the quarter and year ended Dec. 31, 2005 to take a charge of $16.7 million. Gateway will revise its previously announced net income for the full year 2005 from $49.5 million to $32.8 million or $0.09 per diluted share.

The licensing fee of $30.3 million will be amortized over the seven-year life of the license, and those costs are substantially less than the near-term litigation costs that will now be avoided. Gateway estimates the agreement will cost $4.3 million annually over the next seven years. For 2006, Gateway expects to save approximately $12 million in budgeted litigation costs that will now be avoided.

A copy of the press release is attached as Exhibit 99 to this report.

The information in this Current Report on Form 8-K, including the exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

99	Press release, dated March 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2006

GATEWAY, INC.

By:	/s/ JOHN P. GOLDSBERRY
John P. Goldsberry Senior Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99	Press release, dated March 1, 2006